File No. 70-9083

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             AMENDMENT NO. 4 TO THE

                              FORM U-1 DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                                CSW ENERGY, INC.
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660789
                               Dallas, Texas 75202

                                 ENERSHOP, INC.
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                  (Names of companies filing this statement and
                    addresses of principal executive offices)


                       CENTRAL AND SOUTH WEST CORPORATION
                 (Name of top registered holding company parent)



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                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                                 Terry D. Dennis
                                    President
                                CSW Energy, Inc.
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660789
                               Dallas, Texas 75202

                                 Joris M. Hogan
                         Milbank, Tweed, Hadley & McCloy
                            One Chase Manhattan Plaza
                             New York, NY 10005-1413
                   (Names and addresses of agents for service)



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                  Central  and South West  Corporation,  a Delaware  corporation
("CSW")  and a  registered  holding  company  under the Public  Utility  Holding
Company Act of 1935, as amended (the "Act"), CSW Energy, Inc., a Texas corporation ("Energy"), and EnerShop, Inc., a Delaware corporation ("EnerShop" and, collectively with CSW and Energy, the "Applicants"), hereby file this Amendment No. 4 to the Form U-1 Declaration in File No. 70-9083 (the
"Declaration") to amend Item 6 thereof for the purpose of filing a revised Preliminary Opinion of Counsel to replace the Preliminary Opinion of Counsel previously filed as Exhibit 1 to the Declaration. In all other respects, the Declaration as previously filed and amended will remain the same.
Item 6.  Exhibits and Financial Statements.

         Item 6 is hereby amended to file the following revised exhibit:

         Exhibit 1 -       Revised Preliminary Opinion of Counsel.


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                                S I G N A T U R E

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  October 15, 1997

                                 CENTRAL AND SOUTH WEST CORPORATION
                                    By:/s/ WENDY G. HARGUS
                                       Wendy G. Hargus
                                       Treasurer


                                 CSW ENERGY, INC.
                                    By:/s/ TERRY D. DENNIS
                                       Terry D. Dennis
                                       President and Chief Executive
                                       Officer


                                 ENERSHOP, INC.
                                    By: /s/ WENDY G. HARGUS
                                        Wendy G. Hargus
                                        Treasurer


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                                  EXHIBIT INDEX

Exhibit                                                   Transmission
Number                              Exhibit                   Method


  1               Revised Preliminary Opinion of Counsel.      Electronic

  2               Financial Statements of CSW and                 ---
                  subsidiaries per books and pro forma
                  as of March 31, 1997 (previously
                  filed).

  3               Proposed Notice of Proceeding                   ---
                  (previously filed).